Exhibit 1

SuperCom Ltd.

NOTICE OF

ANNUAL GENERAL MEETING OF THE COMPANY’S SHAREHOLDERS

December 12, 2016

Notice is hereby given that the 2015 Annual General Meeting of the Shareholders (the “Meeting”) of SuperCom Ltd. (the “Company”) will be held at the offices of SuperCom Ltd, 1, Arie Shenkar Street, Hertzliya Pituach, Israel, on December 12, 2016, at 6:00 P.M (Israel time), for the following purposes:

1.	To appoint Deloitte Brightman Almagor Zohar & Co. as the Company's independent public accountants for the year ending December 31, 2016 and to authorize the Company’s Audit Committee to fix the remuneration thereof in accordance with the volume and nature of their services.

2.	To re-elect two (2) directors for terms expiring at our 2017 Annual General Meeting of Shareholders.

3.	Presentation and Discussion of the Company's 2015 Consolidated financial statements.

Shareholders of record at the close of business on November 7, 2016 will be entitled to receive notice of, and to vote at the Meeting.

Shareholders who do not expect to attend the Meeting in person are requested to mark, date, sign and mail the enclosed proxy as promptly as possible.

By Order of the Board of Directors,

SuperCom Ltd.

Date:  November 07, 2016

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

SuperCom LTD.

1 Arie Shenkar Street
Herzlia Pituach
Israel

ANNUAL GENERAL MEETING OF
SHAREHOLDERS

December 12 , 2016

NOTICE OF INTERNET AVAILABILITY
OF PROXY MATERIAL:

The Proxy Statement and Proxy Card
are available at:

http://www.supercom.com/investors

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

We are sending you this Proxy Statement because you hold Ordinary Shares of the Company, NIS 0.25 par value each (the "Ordinary Shares"). The Board of Directors of the Company (the "Board") is asking that you sign and send in your proxy card, attached to this Proxy Statement, in order to vote at the Meeting or at any adjournment of the Meeting.

How You Can Vote

You can vote your shares by attending the Meeting or by completing, signing and returning the Proxy Card. Attached is the Proxy Card for the Meeting that is being solicited by our Board. Please follow the instructions on the Proxy Card. You may change your mind and cancel your Proxy Card by sending us written notice, by signing and returning a Proxy Card with a later date, or by voting in person or by proxy at the Meeting. We will not be able to count a Proxy Card unless we receive it at our principal offices at the above address, not less than twenty-four (24) hours prior to the time set for the Meeting. If you sign and return the enclosed Proxy Card, your shares will be voted in favor of all of the proposed resolutions, whether or not you specifically indicate a “for” vote, unless you clearly vote "against" or "abstain" in respect of a specific resolution.

Who Can Vote

You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record at the close of business on November 7, 2016. You are also entitled to vote at the meeting if you held Ordinary Shares through a bank, broker or other nominee, which was one of our shareholders of record at the close of business on November 7, 2016. We are mailing the Proxy Cards to our shareholders on or about November 7, 2016, and we will solicit proxies primarily by mail. Proxy Cards will be available on the Company’s website http://www.supercom.com on or about November 7, 2016. The original solicitation of proxies by mail may be further supplemented by solicitation by telephone, mail, email and other means by certain of our officers, directors, employees and agents, but they will not receive additional compensation for these services. The Company will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

Quorum and Required Vote

Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting. Under the Company's articles of association (the "Articles"), the Meeting will be convened properly if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing more than 33.333% of the voting power (the "Quorum"). If within one-half (1/2) hour from the time set for the Meeting a Quorum is not present, the Meeting will be adjourned to the same day, time and place the following week, or to another date and place as shall be determined by the Board.

Under Israeli law, broker non-votes and abstentions will be counted toward the required Quorum, but will then have no effect on whether the requisite vote is obtained (that is, they will not be counted as voting for or against the proposals).

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

ITEM 1 –  Appointment of independent public accountants

The Board has recommended that Deloitte Brightman Almagor Zohar & Co be appointed as the Company's independent public auditors for the fiscal year ending December 31, 2016, and further recommends that the shareholders ratify and approve the appointment. At the Meeting, shareholders will also be asked to authorize the Audit Committee of the Company to fix the remuneration of such auditors in accordance with the volume and nature of their services. With respect to fiscal year 2015, Deloitte Brightman Almagor Zohar & Co were paid $157,500 for audit services and are entitled to receive additional $7,000 for tax-related services.

RESOLUTION NO. 1

“RESOLVED, to appoint Deloitte Brightman Almagor Zohar & Co, as the Company's independent public accountant for the fiscal year 2016, and to authorize the Company's Audit Committee to fix the remuneration of such independent public accountant in accordance with the volume and nature of their services.”

The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required in order to approve the above resolution No 1.

The Board of Directors recommends a vote FOR the foregoing resolution.

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

ITEM 2 –  Re-election of Directors

Our Board has designated the persons named below for re-election to serve until the next Annual General Meeting of our shareholders. In the absence of instructions to the contrary, the persons named in the enclosed proxy will vote the ordinary shares represented thereby “For” the election of the directors listed below (as a group). If any of such directors is unable to serve, the persons named in the proxy shall vote the ordinary shares for the election/re-election of such other nominee/director as our Board of Directors may propose. The following nominees have advised the Company that they will serve as directors upon re-election and furnish the Company with the appropriate declaration as required by Israeli Law, such declarations are available for review at our registered office.

The following provides certain relevant information concerning the proposed directors, including their principal occupation during at least the past five years.

Mrs. Tsviya Trabelsi has served as a director since November 15, 2012 and, as the Chairperson of our Board since December 27, 2012. Prior to that Mrs. Trabelsi has acted as our Chairperson from July 2010 and until December 2011. Mrs. Trabelsi is a Certified Public Accountant with extensive financial management experience in Israel and the United States. Mrs. Trabelsi holds a BA in Economics and Accounting from the University of Tel-Aviv. Mrs. Trabelsi is the wife of Mr. Arie Trabelsi our CEO.

Mr. Menachem Mirski has served as a director of the Company since 25th July, 2010 and is the founder and a partner of Raz - El Ltd., a software and system development company located in Israel. He has more than 26 years of significant experience and expertise as a software developer and project manager for embedded real time systems, including RF-based systems. Mr. Mirski holds a Bachelor of Science in Computer and Electrical Engineering from Ben-Gurion University.

Our Articles of Association provide that the number of directors may be determined from time to time by the Board of Directors, and unless otherwise determined, the number of directors comprising the Board of Directors will be between four and ten.

RESOLUTION NO. 2

RESOLVED, to approve the Re-Election of Mrs. Tsviya Trabelsi and Mr. Menachem Mirski to serve as Directors of the Company for terms ending at the next annual general meeting of the Company’s shareholders.

The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required to approve the above resolution No. 2.

The Board of Directors recommends a vote FOR the foregoing resolution.

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

Summary Compensation Table

A recent amendment to the regulations promulgated under the Israeli Companies Law requires us to disclose the annual compensation of our five most highly compensated officers (or all the named executive officers if there are less than five) on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas.

The following table includes information for the year ended December 31, 2015 concerning the five (5) most Highly Compensated Officers of our company, (the figures below reflect the applicable cost of employment on an annual basis)1:

	Eli Basson	Ziv Koren	Shai Vardi	Simona Green[5]	Billy Gurevich

Annual salary cost and other benefits ($)[2]	198,000	164,000	206,000	156,000	153,000
Bonus ($)[3]	99,000	102,000	-	28,000	22,000
Equity-Based Compensation ($)[4]	-	-	24,000	87,000	58,000

Total ($)	297,000	266,000	230,000	271,000	233,000

1 All The Highly Compensated Officers were employed on a full-time basis (100% percentage of office).

2 Includes the Highly Compensated Officers' gross salary plus payments of (i) social benefits such as payments for savings funds, education funds, pension, severance, insurances, social security; (ii) general benefits such as car (including maintenance and gas), cell phone; and (iii) other benefits pursuant to our company's policy; including tax gross-up in respect therewith.

3 Granted with regard to, and based on, the performance of the year ended December 31, 2014.

4 Reflects the equity-based compensation expenses as recorded in the company's consolidated financial statements for the year ended December 31, 2015, based on the fair value of the options on the day they were granted in accordance with accounting guidance for equity-based compensation.

5 Reflects employment from January 2015 until November 2015.

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com

ITEM 3 – Presentation and Discussion of the Company's 2015 Consolidated Financial Statements

At the Meeting, the audited consolidated financial statements for the year ended December 31, 2015 will be presented. We will hold a discussion with respect to the financial statements at the Meeting. This Item will not involve a vote of the shareholders.

The foregoing consolidated financial statements report for the year ended December 31, 2015, which was filed with the SEC on May 16, 2016 on a Form 20-F, is available on our website at www.supercom.com or through the EDGAR website of the SEC at www.sec.gov. None of consolidated financial statements, or the contents of our website form part of the proxy solicitation material

Shareholders are urged to complete and return their proxies promptly in order to, among other things, insure action by a quorum and to avoid the expense of additional solicitation. If the accompanying proxy is properly executed and returned 24 hours prior to the time appointed for the Meeting, and a choice is specified, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted in favor of the proposals described in this proxy statement.

By Order of the Board of Directors.

/s/ Tsviya Trabelsi
Tsviya Trabelsi, Chairperson

Dated: November 7, 2016

SuperCom Ltd. 1, Arie Shenkar St., Herzliya 4672501, Israel Tel: +972 (9) 889-0880, Fax: +972 (9) 889-0814 www.supercom.com